FOR IMMEDIATE RELEASE

Wegener Reconvenes Stockholders Meeting

and Reports Election of Directors

(February 3, 2006) - DULUTH, Georgia -- Wegener Corporation (Nasdaq: WGNR), today announced that the Annual Stockholders' Meeting was reconvened at 1:00 pm today to receive the report of the inspector of election. As previously announced, David W. Wright and Jeffrey J. Haas were elected to the board of directors.

The Company also announced that, over the objections of Mr. Wright and Mr. Haas, the board of directors has increased the size of the board from seven members to nine members, and has elected Robert A. Placek and Wendell H. Bailey as directors of the Company. Mr. Placek will serve as a Class II director for a term expiring in 2009 and Mr. Bailey will serve as a Class III director for a term expiring in 2007. Mr. Placek was reelected as Chairman of the Board, also over the objections of Mr.Wright and Mr. Haas. On January 31, 2006, the board of directors elected Thomas G. Elliot as Vice Chairman of the Board.

"We look forward to utilizing the contributions of the entire board for productive improvement of our company and to fulfill our goal of enhancing shareholder value," stated Robert Placek.

ABOUT WEGENER

WEGENER (Wegener Communications, Inc.), a wholly-owned subsidiary of Wegener Corporation (Nasdaq: WGNR), is an international provider of digital solutions for video, audio, and IP data networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music and financial information distribution. COMPEL, WEGENER's patented network control system provides networks with unparalleled ability to regionalize programming and commercials. COMPEL network control capability is integrated into WEGENER digital satellite receivers. WEGENER can be reached at +1.770.814.4000 or on the World Wide Web at www.wegener.com.

COMPEL, MEDIAPLAN, ENVOY, UNITY, and iPUMP are trademarks of WEGENER Communications, Inc. All Rights Reserved.

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CONTACT:

C. Troy Woodbury, Jr.

Treasurer and Chief Financial Officer

Wegener Corporation

(770) 814-4000

FAX (770) 623-9648

info@wegener.com

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